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                                                                    EXHIBIT 12.1



                    PARK'N VIEW, INC.
                    COMPUTATION OF DEFICIENCY OF EARNINGS TO FIXED CHARGES




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

                                                        PERIOD FROM
                                                       SEPTEMBER 18,
                                                       1995 (DATE OF
                                                       INCORPORATION)
                                                        TO JUNE 30,      YEAR ENDED         YEAR ENDED
                                                           1996         JUNE 30, 1997      JUNE 30, 1998
                                                      --------------    -------------       ------------
Net loss                                               $ (1,961,237)     $(6,045,020)        $(13,733,747)

Preferred stock dividends                                   (21,370)        (852,850)          (2,495,932)

Amortization of preferred stock
Issuance costs                                                   --          (64,432)            (296,605)
                                                       ------------      -----------         ------------
Deficiency of earnings to fixed charges
and preferred stock dividend requirements (1)          $ (1,982,607)     $(6,962,402)        $(16,526,284)
                                                       ============      ===========         ============

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(1) Because of the Company's historic losses, the Company has experienced a deficiency of earnings to fixed charges throughout its existence. Fixed charges consist of preferred stock dividends and amortization of preferred stock issuance costs.